                                                               EXHIBIT 23(p)(ii)




CODE OF CONDUCT

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' and clients' interests.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of honesty and integrity.

REPORTING VIOLATIONS

    If you know of any violation of our Code of Conduct, you have a responsibility to report it. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported.

    You can report confidentially to:

    -    Your manager or department head

    -    CGC Audit Committee:

                  Wally Stern -- Chairman

                  Donnalisa Barnum

                  David Beevers

                  Jim Brown

                  Larry P. Clemmensen

                  Roberta Conroy

                  Bill Hurt -- (emeritus)

                  Sonny Kamm

                  Mike Kerr

                  Victor Kohn

                  John McLaughlin

                  Don O'Neal

                  Tom Rowland

                  John Smet

                  Antonio Vegezzi

                  Shaw Wagener

                  Kelly Webb

    -    Mike Downer or any other lawyer in the CGC Legal Group

    -    Don Wolfe of Deloitte & Touche LLP (CGC's auditors).

CGC GIFTS POLICY -- CONFLICTS OF INTEREST

    A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts Policy Committee.

    REPORTING-- Although the limitations on accepting gifts applies to all associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 (although it is recommended that you report all gifts received) and business entertainment in which an event exceeds $75.

GIFTS POLICY COMMITTEE

    The Gifts Policy Committee oversees administration of and compliance with the Policy.


INSIDER TRADING

    Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

    While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all CGC associates and extend to activities both within and outside each associate's duties.


PERSONAL INVESTING POLICY

    As an associate of the Capital Group companies, you may have access to confidential information. This places you in a position of special trust.

    You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

    There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.

ALL ASSOCIATES

    Information regarding proposed or partially completed plans by CGC companies to buy or sell specific securities must not be divulged to outsiders.

    Favors or preferential treatment from stockbrokers may not be accepted.

    Associates may not subscribe to ANY initial public offering (IPO). Generally, this prohibition applies to spouses of associates and any family member residing in the same household. However, an associate may request that the Personal Investing Committee consider granting an exception under special circumstances.

COVERED PERSONS

    Associates who have access to investment information in connection with their regular duties are generally considered "covered persons." If you receive a quarterly personal securities transactions report form, you are a covered person. You should take the time to review this policy, as ongoing interpretations of the policy will be explained therein.

    Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, a family member in the same household, a trust or custodianship for which you are trustee or custodian have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security.

    Additional rules apply to "investment personnel" including portfolio counselors/managers, research analysts, traders, portfolio control associates, and investment administration personnel (see below).


PRE-CLEARANCE OF SECURITIES TRANSACTIONS

    Before buying or selling securities, covered persons must check with the CGC Legal Group based in LAO. (You will generally receive a response within one business day.) Unless a shorter period is specified, clearance is good for two trading days (including the day you check). If you have not executed your transaction within this period, you must again pre-clear your transaction.

    Covered persons must PROMPTLY submit quarterly reports of certain transactions. Transactions of securities (including fixed-income securities) or options (see below) must be pre-cleared as described above and reported except for: open-end investment companies (mutual funds); money market instruments with maturities of one year or less; direct obligations of the U.S. Government, bankers' acceptances, CDs or other commercial paper; commodities; and options or futures on broad-based indices. Covered persons must also report transactions made by family members in their household and by those for which they are a trustee or custodian. NOTE THAT INVESTMENTS IN PRIVATE PLACEMENTS AND VENTURE CAPITAL PARTNERSHIPS ARE ALSO SUBJECT TO PRECLEARANCE AND REPORTING. Reporting forms will be supplied at the appropriate times AND MUST BE SUBMITTED BY THE DATE INDICATED ON THE FORM

    In addition, the following transactions must be reported but need not have been pre-cleared: gifts or bequests (either receiving or giving) of securities MUST be reported (sales of securities received as a gift MUST be both precleared and reported); transactions in debt instruments rated "A" or above by at least one national rating service; sales pursuant to tender offers; and dividend reinvestment plan purchases (provided the purchase pursuant to such plan is made with dividend proceeds only).

    PERSONAL INVESTING SHOULD BE VIEWED AS A PRIVILEGE, NOT A RIGHT. AS SUCH, LIMITATIONS MAY BE

    PLACED ON THE NUMBER OF PRE-CLEARANCES AND/OR TRANSACTIONS AS DEEMED APPROPRIATE BY THE PERSONAL INVESTING COMMITTEE.

    BROKERAGE ACCOUNTS

    Covered persons should inform their stockbrokers that they are employed by an investment adviser, trust company or affiliate of either. U.S. brokers are subject to certain rules designed to prevent favoritism toward such accounts. Associates may not accept negotiated commission rates which they believe may be more favorable than the broker grants to accounts with similar characteristics. In addition, covered persons must direct their brokers to send duplicate confirmations and copies of all periodic statements on a timely basis to The Legal Group of The Capital Group Companies, Inc. ALL DOCUMENTS RECEIVED ARE KEPT STRICTLY CONFIDENTIAL.

    [If extraneous information is included on an associate's statements (e.g., checking account information or other information that is not subject to the policy), the associate might want to establish a separate account solely for transactions subject to the policy.]

ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS

    Covered persons will be required to disclose all personal securities holdings upon commencement of employment (or upon becoming a covered person) and thereafter on an annual basis. Reporting forms will be supplied for this purpose.

ANNUAL RECERTIFICATION

    All access persons will be required to certify annually that they have read and understood the Personal Investing Policy and recognize that they are subject thereto.

ADDITIONAL RULES FOR INVESTMENT PERSONNEL

    DISCLOSURE OF OWNERSHIP OF RECOMMENDED SECURITIES-- Ownership of securities that are held professionally as well as personally will be reviewed on a periodic basis by the Legal Group and may also be reviewed by the applicable Management Committee and/or Investment Committee or Subcommittee. In addition, to the extent that disclosure has not already been made by the Legal Group to the applicable Management Committee and/or Investment Committee or Subcommittee, any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or orally (when discussing the company at investment meetings) prior to making a recommendation.(1)

    BLACKOUT PERIOD - Investment personnel may not buy or sell a security within at least seven calendar days before and after a fund or client account that his or her company manages transacts in that security. Profits resulting from transactions occurring within this time period are subject to special review and may be subject to disgorgement.

    BAN ON SHORT-TERM TRADING PROFITS -- Investment personnel are prohibited from profiting from

----------

(1) Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.

    the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. THIS RESTRICTION APPLIES TO THE PURCHASE OF AN OPTION AND THE EXERCISE OF THE OPTION WITHIN 60 DAYS.

    SERVICE AS A DIRECTOR -- Investment personnel must obtain prior authorization of the investment committee of the appropriate management company or CGC Management Committee before serving on the board of directors of publicly traded companies. This can be arranged by calling the LAO Legal Group.


PERSONAL INVESTING COMMITTEE

   Any questions or hardships that result from these policies or requests for exceptions should be referred to CGC's Personal Investing Committee by calling the LAO Legal Group.

                           INTER-OFFICE CORRESPONDENCE

                                                                 January 1, 2000

TO:      Covered Persons

FROM:    Personal Investing Policy Committee (c/o CAR - LAO/34th Floor)

SUBJECT: REPORT OF PERSONAL SECURITIES TRANSACTIONS


A.   INTRODUCTION

     Since you have or may have access to investment information in connection with your regular duties, you are a "covered person" under the CGC Personal Investing Policy. A detailed description of the Policy and Questions and Answers about the Policy is attached.

     The purpose of the Policy is to prevent actual conflicts of interest (or even the appearance of a conflict) between your personal securities transactions and those of the funds or client accounts. Accordingly, under the Policy, as a covered person, you must (1) obtain pre-clearance before you (or an immediate family member residing with you) purchase or sell securities subject to the Policy; (2) report quarterly all transactions that were subject to the Policy that you (or an immediate family member residing with you) engaged in during the quarter; and (3) direct your broker to send duplicate confirmation and account statements to The Legal Group of The Capital Group Companies, Inc., P.O. Box 30207, Los Angeles, CA 90030, and (4) provide annually a complete listing of your portfolio holdings.

     The Policy has been adopted pursuant to the requirements of various regulations including U.S. securities laws and U.K. IMRO regulations, and even inadvertent failures to comply (such as late submission of reports) could subject you or the company employing you to various sanctions.

B.   REPORTING

     You must complete the attached report of your securities transactions, specifying, among other things, the number of shares and the price at which each transaction was effected. These reports are, of course, held in confidence. THE REPORT MUST BE RETURNED EVEN IF YOU DID NOT HAVE ANY REPORTABLE TRANSACTIONS.

     Before completing the report, please read the summary of the Policy and the Questions and Answers which are attached to this memorandum. YOU SHOULD REVIEW THESE PERIODICALLY, SINCE CLARIFICATIONS ARE REGULARLY MADE TO THE POLICY. In addition, a more detailed description of the policy is available on the CGC web home page.

     Your cooperation in returning the report promptly is extremely important. Please return the completed report to CAR (LAO/34th Floor), unless you are based in the GVO or the LDO. If you are based in the GVO, please return your report to SAF. If you are based in the LDO, please return your report to KXL. Reports are due NO LATER THAN 10 DAYS AFTER CALENDAR QUARTER END.

                            PERSONAL INVESTING POLICY




I.   INTRODUCTION

     As you know, The Capital Group Companies ("CGC") have adopted a single policy on personal investing which applies to all "covered" associates in all offices. As regulations (for example, those of the U.S. Securities and Exchange Commission and the U.K.'s Investment Management Regulatory Organization (IMRO)) and industry standards have developed, the policy has been modified to reflect such developments, and changes also have been applied across all CG companies. A committee consisting of Alan Berro, Mike Downer, Ida Levine, Lionel Sauvage, and Brad Vogt oversees the administration of the policy. Bill Hurt serves as adviser to the Committee. Among other duties, the Committee will review quarterly reports and consider requests for exceptions (see section VI. below).

     Note that for purposes of the policy, all references to transactions or holdings of "associates" or "covered persons" (including "investment personnel") in this memo include transactions or holdings of such individuals' immediate family members (for example, spouses, children and parents) residing in the same household and any account (for example, a family trust) over which the individual (or immediate family member) exercises investment discretion or control. Unless otherwise stated, for purposes of the policy, all securities are subject to pre-clearance and reporting.


     II.        GUIDING PRINCIPLES

     The following are guiding principles relating to our "conflict of interest" policies including those relating to personal investing and gifts and entertainment:

     It is important to keep in mind that we must at all times put the interests of fund shareholders and clients first. Moreover, we should adhere to the spirit as well as the letter of the law and be vigilant in guarding against anything that could color our judgment. These policies should help us maintain our objectivity at all times. However, we recognize the importance of preserving the ability of associates to invest personally and to foster business relationships. Accordingly, we believe that these policies should clearly articulate the organization's expectations and that our standards should be uniformly enforced. At the same time, the policies should not be administered so mechanically that their application leads to irrational results, harms the interests of shareholders and clients, or becomes unnecessarily intrusive with respect to the personal affairs of associates. Only with the full support of all associates for the spirit of these policies can we strike the appropriate balance.

Personal Investing Policy
Page 2

     III.     DESCRIPTION OF THE PERSONAL INVESTING POLICY

        1.      INITIAL PUBLIC OFFERINGS

                All associates are banned from acquiring ANY securities in an initial public offering (IPO).

        2.      PRIVATE PLACEMENTS

                All associates must preclear private placement transactions. In some instances, the matter may be referred to the Personal Investing Committee and/or the appropriate Investment Committee(s) or Investment Sub-Committee(s).

                In addition, opportunities to acquire a stock that is "limited" (i.e., a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) would be subject to the "Gifts and Entertainment Policy."

        3.      PRE-CLEARANCE AND REPORTING

                Before buying or selling securities, you are required to preclear the transaction with the CGC Legal Group based in LAO by calling extension 90000 (213-615-0000).

                Transactions will not be permitted in securities on days the funds or clients are transacting in the security in question. If the security is owned by any fund or client account at the time the associate seeks permission to purchase, the security generally would be subject to AT LEAST A ONE-YEAR HOLDING PERIOD. Larger transactions may be subject to review and pre-approval by the Personal Investing Committee. In addition, in the case of investment personnel, permission to transact will also be denied if the transaction would violate the seven-day blackout or short-term profits policies, see Section IV below.

                Unless a shorter period is specified, clearance is good for two trading days (including the day approval is granted). IF YOU HAVE NOT EXECUTED YOUR TRANSACTION WITHIN THIS PERIOD, YOU MUST PRECLEAR YOUR TRANSACTION AGAIN.

                Covered associates are required to promptly submit quarterly reports. Transactions of securities (including fixed-income securities) or options (see below) must be precleared as described above and reported EXCEPT for: open-end investment companies (mutual funds); money market instruments with maturities of one year or less; direct obligations of the U.S. Government, bankers' acceptances, CDs or other commercial paper; commodities; and options or futures on broad-based indices or currencies. NOTE THAT INVESTMENTS IN PRIVATE PLACEMENTS AND VENTURE CAPITAL PARTNERSHIPS ARE ALSO SUBJECT TO PRE-CLEARANCE AND REPORTING. You will receive reporting forms each quarter.

                In addition, the following transactions must be reported but do not need to be precleared: gifts or bequests (either receiving or giving) of securities MUST be reported (sales of securities received as a gift MUST be both precleared and reported); transactions in debt instruments rated "A" or above by at least one national rating service; sales pursuant to tender offers; and dividend reinvestment plan purchases (provided the purchase pursuant to such plan is made with dividend proceeds only).

Personal Investing Policy
Page 3

                OPTIONS --THE WRITING OF PUTS AND CALLS ON SECURITIES SUBJECT TO PRE-CLEARANCE IS PROHIBITED. (Note also that "short sales" of securities - subject to preclearance are prohibited.) Purchases of put and call options on securities are subject to preclearance and are governed by the same procedures outlined above, including preclearance requirements at both the time the option is purchased and the time the option is exercised. (Be sure to mention your proposed transaction is in an option when you call for preclearance.) In addition, OPTIONS that expire in 60 days or less are prohibited, and associates will not be given permission to exercise an option until more than 60 days after the purchase date of the option has passed. ALTHOUGH YOU MAY BE GRANTED PRECLEARANCE AT THE TIME THE OPTION IS PURCHASED, YOU RUN THE RISK OF NOT BEING GRANTED PERMISSION TO EXERCISE THE OPTION, AND IT WOULD EXPIRE WORTHLESS. Accordingly, transactions in options on individual securities are strongly discouraged.

                PERSONAL INVESTING SHOULD BE VIEWED AS A PRIVILEGE, NOT A RIGHT. AS SUCH, LIMITATIONS MAY BE PLACED ON THE NUMBER OF PRECLEARANCES AND/OR TRANSACTIONS AS DEEMED APPROPRIATE BY THE PERSONAL INVESTING COMMITTEE.

        4.      CONFIRMATION AND ACCOUNT STATEMENTS

                Covered associates must inform their investment broker-dealers that they are employed by an investment management organization. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Associates may not accept negotiated commission rates or any other terms which they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics.

                In addition, as a covered associate, YOU MUST DIRECT YOUR BROKER-DEALER(S) TO SEND COPIES OF ALL CONFIRMATION AND ACCOUNT STATEMENTS FOR ALL NEW OR EXISTING ACCOUNTS ON A TIMELY BASIS to The Legal Group of The Capital Group Companies, Inc., P.O. Box 30207, Los Angeles, CA 90030.(1) ALL DOCUMENTS RECEIVED IN THIS POST OFFICE BOX ARE KEPT STRICTLY CONFIDENTIAL. Associates in the GVO should direct their broker-dealers to send duplicate copies of their trade confirmations and monthly statements to the GVO Legal Department, Attn: PB.

                If the associate's broker will be sending confirmation statements for an immediate family member that has a different last name than the associate, the associate should inform the Legal Group by calling the preclearance line (extension 90000) with the name of the individual and the relationship to the associate.

                If extraneous information is included on an associate's statements (e.g., checking account information or other information that is not subject to the policy), the associate might want to establish a separate account solely for transactions subject to the policy.




----------

(1) You need not submit statements if your account includes only securities exempt under the policy (for example, mutual funds).

Personal Investing Policy
Page 4

        5.      DISCLOSURE OF HOLDINGS

                All covered associates are required to disclose annually a list of their portfolio holdings. In addition, new CGC associates that are covered by the policy (and any associate transferring into a "covered" position) must submit a list of holdings WITHIN 10 DAYS OF COMMENCING EMPLOYMENT (or transferring to a "covered" position). A form will be sent to the appropriate associates for this purpose. Completed forms should be sent to The Legal Group of The Capital Group Companies, Inc., P.O. Box 30207, Los Angeles, CA 90030. ALL DOCUMENTS RECEIVED IN THIS POST OFFICE BOX ARE KEPT STRICTLY CONFIDENTIAL. Associates in the GVO should forward their Annual Disclosure documents to the GVO Legal Department, Attn: PB.

        6.      ANNUAL RECERTIFICATION

                All covered associates are required to certify annually that they have read and understand the code of ethics. Further, covered associates are required to certify at least annually that they have complied with the requirements of the code of ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the code.

        7.      CERTAIN EXCEPTIONS TO THE POLICY

                EXEMPTION FOR SPOUSES "IN THE INVESTMENT BUSINESS" -- Currently, if an associate's spouse is employed in the investment business, the associate is asked to sign a statement agreeing not to discuss specific investment ideas or transactions with his/her spouse. The spouse's BUSINESS-RELATED securities transactions then are not subject to preclearance or reporting.

                In addition, certain instances may arise in which a spouse's securities activities are in a gray area between business and personal (e.g., where the spouse manages money in hedge funds that include his/her own money, or has retired from active employment and manages a personal portfolio as an occupation). On a very limited basis, the "investment business" exemption from preclearance (but not reporting) may be granted to the "quasi-business" investment activities of certain spouses. The Personal Investing Committee is responsible for determining on a case-by-case basis whether such an exemption should be granted and will periodically review such exemptions.




IV.     ADDITIONAL POLICIES FOR "INVESTMENT PERSONNEL"

        1.      INVESTMENT PERSONNEL

                Unless otherwise specified, the term "investment personnel" includes: portfolio managers/counselors; research analysts; traders; associates in investment administration, and associates in portfolio control.

Personal Investing Policy
Page 5

        2.      DISCLOSURE OF PERSONAL HOLDINGS PRIOR TO RECOMMENDATION

                Ownership of securities that are held professionally as well as personally will be reviewed on a periodic basis by the Legal Group and may also be reviewed by the applicable Investment Subcommittees or CGC Management Committee. In addition, to the extent that disclosure has not already been made by the Legal Group to the applicable Investment Subcommittee, any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or orally (when discussing the company at investment meetings) prior to making a recommendation.(2) If you have questions, you should contact Michele Yang at (213) 486-9001, Mike Downer at (213) 486-9425, or Cheryl Ruff at (213)
                486-9970.

        3.      BLACKOUT PERIODS

                Investment personnel may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account that is managed by the company(ies) with which the counselor, manager, or analyst is associated transacts in that security. If a fund or client account transaction takes place in the seven calendar days following a precleared purchase by an investment personnel, the transaction will be reviewed by the Personal Investing Committee to determine whether disgorgement would be appropriate.

        4.      BAN ON SHORT-TERM TRADING PROFITS

                All investment personnel are prohibited from engaging in short-term trades (i.e. the purchase and sale, or sale and purchase, of the same or equivalent "securities" (subject to preclearance and/or reporting) within 60 calendar days).

        5.      SERVICE AS A DIRECTOR

                All investment personnel must obtain prior authorization of the Investment Committee or Investment Sub-Committee of the appropriate management company or CGC Management Committee before serving on the boards of directors of publicly traded companies. Also, prior to serving on the board of a private company investment personnel must notify CAR (ext. 99970), MYY (ext. 99001), or MD (ext. 99425); in certain circumstances these matters may be referred to the appropriate management or investment committee for approval.

                In addition, other CGC associates must notify CAR (ext. 99970), MYY (ext. 99001), or MD (ext. 99425) prior to serving on the board of a public or private company.


V.      PENALTIES FOR VIOLATING THE POLICY

                You may be subject to penalties for violating the policy including failing to preclear, report, submit statements, submit annual statements of securities holdings, etc. For

----------

(2) Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.

Personal Investing Policy
Page 6

        example, an associate was required to disgorge the entire amount of his initial investment plus profits for failing to preclear and report even though he had ultimately come forward and disclosed the failure. In addition, another fund group recently sanctioned a portfolio manager for failing to disclose some of his personal securities transactions. The portfolio manager was required to refrain from personal trading, forfeit options and bonuses of over $200,000, and refund profits and price benefits of over $5,000 received from trading in certain accounts.


VI.     HARDSHIP EXCEPTIONS

        The Personal Investing Committee will consider requests for exceptions from the terms of the policy in bona fide hardship situations. HOWEVER, EVEN IF A HARDSHIP EXISTS, SUCH REQUESTS MAY BE DENIED.




VII.    SPECIAL RULES FOR IMRO, CIL/CIKK ASSOCIATES, AND SIO ASSOCIATES

        1.      CIL ASSOCIATES

                Written confirmation of each transaction actually completed must be submitted as soon as possible to the Secretary of the CIL Compliance Committee (currently VPD) to comply with IMRO requirements.

        2.      CIKK ASSOCIATES

                If you are an employee of CIKK (a CGC company based in Tokyo), you may not sell (purchase) securities of an issuer within six months of a purchase (sale) of the securities. Please call Parker Simes in the TKO if you have any questions.

        3.      SIO BASED ASSOCIATES

                If you are an associate based in the SIO, please check with Queenie Chin (QXC) before requesting pre-clearance for any transactions.


                     *        *       *        *        *

        Questions or requests for exceptions should be directed to either Cheryl Ruff at ext. 99970 or Michele Yang at ext. 99001

                         QUESTIONS AND ANSWERS ABOUT THE
                          CGC PERSONAL INVESTING POLICY




SECURITIES NOT HELD IN THE ASSOCIATE'S NAME (family members, trusts, significant others)

     1.   Q.   Will these requirements apply to securities held in the name of another individual?

          A. Yes. The requirements apply to securities held by any immediate family member living with you or held in any account over which such individuals have the power to vote or sell, including trusts (see Question 18 below for a description of a limited exception for certain trusts). In addition, the policy also applies to a significant other living with you if you may be in the position to benefit from the significant other's transactions.

     2.   Q.   I am a member of an investment club that periodically purchases and sells securities. Are these transactions subject to the preclearance and reporting requirements of the policy?

          A. Yes. If you are involved in the investment decisions-making process (e.g., you vote on investment actions taken by the club or are involved in discussing the merits of a proposed investment action), those transactions are subject to the preclearance and reporting requirements of the policy.


CONFIRMATION AND ACCOUNT STATEMENTS

     3.   Q.   I have a single brokerage account that not only contains
               securities that are subject to our policy but is also linked to my personal checking accounts. I would prefer to keep my personal account information (such as checking) confidential, but if I send duplicate account statements, the information will be included. Can I personally send in an edited statement rather than have my broker send it directly to The Capital Group
               Companies?

          A. No. Confirmation and account statements are treated with the strictest confidentiality. However, if you are still concerned, you may separate the securities which are subject to the policy into a separate account and only send confirmation and account statements from that account. Only accounts that do not hold any instruments that are subject to our policy (such as money market funds, open-end mutual funds, checking accounts, CDs, etc.) are exempt from this requirement.

DIFFERENT TYPES OF SECURITIES




     4.   Q.   Transactions in open-end mutual fund shares are exempt from the preclearance and reporting requirements. Are transactions involving shares of closed-end funds also exempt?

          A.   No.

     5.   Q.   Are securities that are not the types of securities that
               CRMC-managed funds or CGTC clients generally purchase (e.g., start-up companies, limited partnership interests, etc.) subject to the preclearance and reporting requirements?

          A. Yes, all types of securities (except the exempt securities specifically listed above) are covered by the preclearance and quarterly reporting requirements.

     6.   Q.   Are investments in hedge funds subject to the preclearance and reporting requirements of the policy?

          A. Investments in some "hedge funds" that operate in a similar manner to open-end mutual funds are not subject to the preclearance and reporting requirements of the policy. Please call CAR (x99970) or MYY (x99001) if you have any questions.

     7.   Q.   Are investments in SPDR's (a long-term unit investment trust intended to track the price performance and dividend yield of the S&P 500 index) subject to the preclearance and reporting requirements of the policy?

          A. Investments in SPDR's (which operate in a similar manner to open-end mutual funds) are not subject to the preclearance and reporting requirements of the policy. Please call CAR (x99970) or MYY (x99001) if you have any questions.

     8.   Q.   Are transactions involving bonds subject to the requirements?

          A. Yes. (These requirements even apply to bonds issued by non-US governments.) However, transactions involving bonds rated "A" or above by at least one national rating service must be reported but don't have to be precleared.

     9.   Q.   Are payments on account of a maturing bond subject to the
               requirements?

          A. Such payments would not be considered "purchases" or "sales," and therefore would not be subject to the preclearance or reporting requirements. Of course the initial purchase of the bond would have been subject to both requirements unless specifically exempted.

DIFFERENT TYPES OF TRANSACTIONS


     10.  Q.   Are partial tender offers covered by the requirements?

          A. Sales pursuant to tender offers (including partial tender offers) must be reported but don't have to be cleared in advance.

     11.  Q.   How are dividend reinvestment plans (e.g., for utility stocks)
               treated?

          A. Your initial purchase of the stock would, of course, be subject to both preclearance and reporting. After that, purchases of additional shares through the dividend reinvestment plan attributable solely to reinvested dividends would need to be reported but not precleared. Note that some dividend reinvestment plans permit shareholders to purchase shares directly from the issuer in amounts exceeding dividends received in a given period. Such excess purchases pursuant to a reinvestment plan would be subject to preclearance. Of course, sales of any of your shares would have to be both precleared and reported.

     12.  Q.   Are put or call options on securities subject to preclearance and reporting?

          A. Yes. Purchases of put and call options are subject to preclearance requirements at both the time the option is purchased and the time the option is exercised. The writing of both puts and calls on securities subject to preclearance is prohibited. Note, however, that transactions involving options related to broad-based indices which measure an overall market such as the stock or bond index as opposed to narrow-based indices which measure a specific industry or market sector do not have to be precleared or reported.

     13.  Q.   Are SHORT SALES of securities allowed under the Policy?

          A.   No. Short sales of securities are prohibited.

     14.  Q.   Are transactions in debt securities that are convertible into equity securities subject to the policy?

          A. Yes. Although transactions in debt securities that are rated "A" or above by at least one national rating service need only be reported (but not pre-cleared), if the debt security is convertible into an equity security, the transaction must be both precleared and reported.

     15.  Q.   How are gifts or bequests treated?

          A. Reporting (but not preclearance) is required when you (or an immediate family member residing with you) give (or receive) securities as a gift or bequest. Any subsequent sale of securities received as a gift are subject to preclearance and reporting requirements.

     16.  Q.   The issuer of securities I own has issued rights permitting me to purchase additional shares at a predetermined price. Am I required to preclear and/or report transactions involving these rights?

          A. You may exercise or sell (without exercising) these rights without preclearance, however the transaction should be reported.

     17.  Q.   A utility company is being privatized, and the right to purchase the new shares of the company are being offered to the public. Am
               I required to preclear and/or report such a transaction?

          A. Yes. Such transactions would be subject to preclearance and reporting. Note, however, that if the offering is considered an "initial public offering," you will be denied permission to transact.


OBTAINING EXCEPTIONS TO THE POLICIES (If you feel you qualify for one of the exceptions described below, you should call CAR at ext. 99970 or MYY at ext. 99001).

     18.  Q.   A family emergency requires the liquidation of securities; are exceptions ever made for hardship cases?

          A. Sometimes. There is no general "emergency" or "hardship" exception to the requirement that you obtain preclearance, but the circumstances would be taken into account by the Committee in determining whether to give you permission to trade.

     19.  Q.   My spouse wants to purchase stock in his employer through an automatic monthly payroll purchase plan. Are transactions of this type subject to preclearance?

          A. The preclearance requirement still applies, although arrangements might be made in appropriate cases to give blanket preclearance to permit enrollment in such a plan. In any event, all such purchases would have to be reported and any sales of such securities are still subject to preclearance and reporting.

     20.  Q.   My spouse is employed in the investment business. How does CGC's personal investing policy affect us?

          A. If your spouse is in the investment business, we will ask you to agree in writing not to discuss specific investment ideas or transactions with your spouse. Your spouse's business-related securities transactions would then not be subject to preclearance or reporting. Of course, personal transactions of either you or your spouse would remain subject to the Policy.

     21.  Q.   I am trustee for a trust which benefits a person who is not related to me or any immediate family member and I receive no compensation or other benefits for serving as trustee. Are transactions that I make as trustee on behalf of this trust subject to preclearance and reporting requirements?

          A. Generally the requirements apply to all securities (including those held in trust) that you, or any immediate family member living with you, have the power to vote or sell. However, if you/any immediate family member living with you are a trustee of a trust which benefits individual(s) who are not related to you/or any immediate family member and you/immediate family member receive no direct or indirect benefits from your service as trustee (e.g. compensation), the Committee may grant an exception from the policy for the sale of securities.

     22.  Q.   I have a brokerage account over which my broker has trading discretion. Are trades made for this account subject to preclearance and reporting?

          A. The mere fact that trading is under the discretion of the broker does not exclude trades made for the account from preclearance and reporting. However, if in addition to granting the discretion to trade to a broker, safeguards are established to ensure that you have no direct or indirect influence or control over the account, you might be granted an exception such that trades would not be subject to preclearance or reporting.


If you have any questions about the Personal Investing Policy or if you wish to discuss special circumstances relating to a proposed transaction for which you are requesting preclearance, please call CAR at extension 99970 or MYY at extension 99001 in the LAO for assistance.

REPORT OF PERSONAL SECURITIES TRANSACTIONS FOR THE QUARTER ENDED calendar quarter end

                 / / I have no securities transactions to report

                                                     RETURN TO CAR/LAO-34
                                                     NO LATER THAN 10 DAYS AFTER
                                                     CALENDAR QUARTER END

                                                            FOR PURCHASE/SALE TRANSACTIONS
        SECURITY NAME
(includes Private Placements,                                                                             BROKER-DEALER
 Venture Capital Partnership          INDICATE                              PRICE/  PRINCIPAL                OR BANK
Investments and distributions  TRADE  PURCHASE  DIVIDEND   CORP.            SHARE    AMOUNT     RATING       THROUGH
   from such partnerships)     DATE   OR SALE   REINVEST  ACTION  QUANTITY  (USD)     (USD)    (if Bond)  WHOM EFFECTED

                                 OTHER ACQUISITIONS/DISPOSITIONS
        SECURITY NAME          (Check appropriate box)
(includes Private Placements,  VENTURE     SECURITIES
 Venture Capital Partnership   CAPITAL      RECEIVED
Investments and distributions   STOCK       OR GIVEN
   from such partnerships)     DISTRIB.     AS A GIFT     QUANTITY


REQUIRED CERTIFICATION: I have read and understand The Capital Group Companies' Code of Conduct which contains the personal investing policy, and understand that I am subject to its provisions. I have also read and understand that I am also subject to the provisions of the personal investing policy. The policies are now available on the CG Web Home page. To access the documents, click on Code of Ethics. In addition, I have, to the best of my knowledge, reported all personal securities transactions required to be reported under the policy.



---------------------------------       ---------------------------------
          (Please sign)                               Date

                    SECURITIES LAWS REQUIRE THAT YOU FILL OUT THIS FORM WITHIN 10 DAYS OF THE END OF THE QUARTER. IF YOUR FORM IS DATED AFTER 04/10/2000, PLEASE PROVIDE AN EXPLANATION IN THE SPACE BELOW.

Explanation (if appropriate):

                                                            FOR PURCHASE/SALE TRANSACTIONS
        SECURITY NAME
(includes Private Placements,                                                                             BROKER-DEALER
 Venture Capital Partnership          INDICATE                              PRICE/  PRINCIPAL                OR BANK
Investments and distributions  TRADE  PURCHASE  DIVIDEND   CORP.            SHARE    AMOUNT     RATING       THROUGH
   from such partnerships)     DATE   OR SALE   REINVEST  ACTION  QUANTITY  (USD)     (USD)    (if Bond)  WHOM EFFECTED

                                 OTHER ACQUISITIONS/DISPOSITIONS
        SECURITY NAME          (Check appropriate box)
(includes Private Placements,  VENTURE     SECURITIES
 Venture Capital Partnership   CAPITAL      RECEIVED
Investments and distributions   STOCK       OR GIVEN
   from such partnerships)     DISTRIB.     AS A GIFT     QUANTITY

                                                            FOR PURCHASE/SALE TRANSACTIONS
        SECURITY NAME
(includes Private Placements,                                                                             BROKER-DEALER
 Venture Capital Partnership          INDICATE                              PRICE/  PRINCIPAL                OR BANK
Investments and distributions  TRADE  PURCHASE  DIVIDEND   CORP.            SHARE    AMOUNT     RATING       THROUGH
   from such partnerships)     DATE   OR SALE   REINVEST  ACTION  QUANTITY  (USD)     (USD)    (if Bond)  WHOM EFFECTED

                                 OTHER ACQUISITIONS/DISPOSITIONS
        SECURITY NAME          (Check appropriate box)
(includes Private Placements,  VENTURE     SECURITIES
 Venture Capital Partnership   CAPITAL      RECEIVED
Investments and distributions   STOCK       OR GIVEN
   from such partnerships)     DISTRIB.     AS A GIFT     QUANTITY

       CGC PERSONAL INVESTING POLICY


You are required to report certain securities transactions made during the quarter. YOU MUST FILE A REPORT (EVEN IF THERE WERE NO TRANSACTIONS) WITHIN 10 DAYS FROM THE END OF EACH CALENDAR QUARTER. These reports are, of course, held in confidence.

READ THESE INSTRUCTIONS BEFORE COMPLETING THE REPORT:

1. If you had no reportable transactions, check the box above the table on the form.

2. You must report all transactions or options on securities in an account over which you (or an immediate family member residing with you) exercised voting power or investment discretion (these should also have been pre-cleared) EXCEPT:

     - Open-end mutual fund shares (whether or not of The American Funds Group) or funds with similar characteristics such as certain hedge funds, SPDR's and Diamonds.

     -    Shares of CG stock

     -    Money market instruments

     - Direct obligations of the United States or of a U.S. Government agency or instrumentality - obligations of governments (other than the U.S. Government) and their agencies and instrumentalities must be reported and, if rated less than "A", pre-cleared

     -    Commodities

     -    Options or futures on broad-based stock indices (e.g., the S & P 500)

     - Transactions in accounts over which neither you nor an immediate family member residing with you has any direct or indirect influence or control

3.   You must report (but need not have pre-cleared):

     - Transactions in straight debt instruments rated "A" or above by at least one national rating service (convertibles and non-US debt instruments rated below "A" must be pre-cleared)

     -    Sales pursuant to tender offers

     - Dividend reinvestment plan purchases, provided such purchases are attributed solely to reinvested dividends

     - Gifts or bequests of securities (of course, if these securities are later sold, pre-clearance and reporting requirements will apply)

     - Venture Capital distributions (note: the initial investment into Venture Capital Partnerships is subject to both pre-clearance and reporting)

                               M E M O R A N D U M

TO:      All Associates Subject to The Gifts and Entertainment Policy

FROM:    The Gifts and Entertainment Policy Committee

SUBJECT: The CGC Gifts and Entertainment Policy



I.       BACKGROUND

         The Capital Group Companies ("CGC") Gifts and Entertainment Policy (the "Policy") requires that you report on a quarterly basis gifts and entertainment extended or received during the period. The Gifts and Entertainment Committee, consisting of Ursula Van Almsick, Andy Barth, Dana Howells, Lee Ann Jarrell, Rob Lovelace, Scott McIntyre, and Bob Winston, has also published the attached questions and answers to provide additional guidance in connection with the Policy. Questions regarding the Policy should be directed to Kristine Nishiyama (ext. 99652), Michele Yang (ext. 99001), or Ken Gorvetzian (ext. 99253).

II.      THE POLICY

         1.  INTRODUCTION

         Generally, the Policy prohibits acceptance of any gifts exceeding a certain dollar amount in value and requires pre-approval of certain business entertainment. In addition, the Policy now requires quarterly reporting of certain gifts and entertainment as more fully described below. The Policy is intended to ensure that gifts and entertainment received by an associate do not interfere with the associate's judgment. "Gifts" include such items as books, pens, mugs, food, flowers, etc. that are received by a covered CGC associate from an outside party due to that party's business relationship (or prospective or desired business relationship) with CGC. In addition, items extended by a CGC associate to a third party due to that party's business relationship (or prospective relationship) with the CGC companies would also constitute a gift subject to the Policy unless the associate were to be reimbursed by a CGC company for the cost of such items. Finally, where the opportunity to acquire a stock is "limited" (i.e., a broker-dealer is allocated a certain number of shares to sell and is offering the opportunity to buy), the acquisition of the stock would be considered a gift that is subject to the Policy.

         "Entertainment" includes items such as dinners, tickets to plays or sporting events, golf outings, etc. that are attended by a covered CGC associate and the party bearing the cost of the event (or a representative) where there is a business purpose for the CGC associate to attend such an event. In addition, transportation provided in connection with a research visit that is not paid for by CGC would also be classified as an entertainment item. If tickets to plays or sporting events, etc. are given to a covered associate, but the party bearing the cost of the event (or a representative) does not accompany the covered associate, the tickets would constitute a gift subject to our policy, not an entertainment item.

         2.       LIMITS

                  a.       Gifts

                           Individual Gifts -- An associate MAY NOT ACCEPT a
                  gift or group of gifts from (or give a gift or group of gifts to) any one person or entity exceeding, in aggregate, $100 per year.

                           Departmental Gifts -- Items such as food and/or
                  flowers that exceed $100 in value may be received by a department (even if the item is delivered to one individual), provided that the gifts are not repetitive or extravagant AND the item(s) is (are) shared with the entire department. Department managers are encouraged to consult with the Legal Group in LAO regarding gifts that may be considered extravagant.

                  b.       Entertainment

                           Tickets -- All covered associates must obtain
                  permission from their supervisor prior(1) to accepting any tickets regardless of value (offered as gifts(2) or business entertainment).

                           Items in excess of $200 -- A covered associate must
                  receive approval from the Gifts and Entertainment Policy Committee (see below) before accepting an entertainment item in excess of $200. For this purpose, items from the same source need not be aggregated. Of course, entertainment that is unduly repetitive or extravagant should not be accepted regardless of the value. If you believe a business reason exists for accepting entertainment that costs more than $200, you are required to raise the issue with Kristine Nishiyama, Michele Yang or Ken Gorvetzian who will discuss the matter with the Committee.

                  c.       Determining Cost

                           For purposes of the Policy, "replacement value" shall
                  be the value of the gift/ entertainment. For example, if a ticket to a football game has a face value of $75 but could not be acquired on game day for less than $200, the value of the ticket is considered to be $200 not $75. On the other hand, if a charity dinner costs $200 a plate but the dinner itself is worth no more than $50, the value of the dinner is considered to be $50. Estimates of value should be conservative, and if you are in doubt as to whether the value of an item exceeds a limit, assume that it does.

(1) The Committee realizes that there may be some situations where it will be impossible for associates to obtain permission from their supervisor before accepting a ticket(s) (i.e., the invitation is extended on the same day of the event and your supervisor is unavailable for consultation). In these situations, an associate may independently decide that it is appropriate to accept the ticket(s), but must inform his/her supervisor and, if necessary the Committee, about the ticket(s) immediately after the event.

(2) Note, that it is generally preferred that associates only accept a ticket(s) if the person providing the ticket(s) will be accompanying the associate.

         3.       REPORTING

                  You are required to report each quarter gifts in excess of $50, including all gifts (regardless of value) received from or given to the same source during a calendar year where the aggregate value of those gifts exceeds $50. Department gifts should be reported by department managers. In addition, you are required to report each quarter all tickets accepted (either as gifts or business entertainment) and any other item of entertainment that exceeds $75 in value. The Committee will forward a copy of your completed report to the individual responsible for signing your expense reimbursement forms. (The Committee recommends that for your convenience you report all gifts/entertainment.)

         4.       SOLICITING DONATIONS, GIFTS, OR ENTERTAINMENT FROM OUTSIDE
                  SOURCES

                  The same potential conflicts of interest arise when associates solicit donations or gifts from outside parties. Accordingly, no CGC associate should ever allow the present or anticipated business relationships of CGC or any of its affiliates to be a factor in soliciting political or charitable contributions. As a general rule, before soliciting a person/entity having a business relationship with CGC for a donation, gift, or entertainment, the associate should obtain the consent of his/her supervisor. In determining whether the solicitation would constitute a potential conflict of interest, the supervisor should consider the following: (I) whether the associate has an independent relationship with the outside party, (ii) whether the outside party has an independent relationship with the charity, and (iii) the magnitude of the requested donation (donations with a value of $100 or less are deemed not to present a conflict of interest).

         5.       POLITICAL CONTRIBUTIONS

                  One of the main objectives of the Gifts and Entertainment Policy is to ensure that conflicts of interest do not arise as a result of an associate's position with CGC. Contributions made to certain political campaigns (i.e., city, county or state treasurer) may raise potential conflicts of interest because of the ability of certain office holders to direct business to CGC. Accordingly, before making a political contribution to an individual running for such an office please discuss the situation with your supervisor and obtain pre-approval from the Gifts and Entertainment Committee by contacting Kristine Nishiyama, Michele Yang, or Ken Gorvetzian who will raise the issue with the Committee. Please feel free to raise any other questions or concerns you may have regarding political contributions with your supervisor and/or the Committee. In deciding whether a contribution will create a conflict of interest the Committee will consider, among other things: (i) your relationship with the candidate (i.e., is your relationship a personal or business one); and (ii) the candidate's relationship with CGC.


III.     THE GIFTS AND ENTERTAINMENT POLICY COMMITTEE

         A Committee has been created which will be responsible for overseeing the administration of the Policy, which will be handled by selected members of the CGC Legal Group in LAO.

         IV. PUBLICIZING THE POLICY

         You are encouraged to make brokers, outside vendors, and any other appropriate group aware of our Policy (a single page explanation of the Policy that you can distribute is attached).

                       *       *       *        *        *

   If you have any questions, please contact Kristine Nishiyama (ext. 99652), Michele Yang (ext. 99001), or Ken Gorvetzian (ext. 99253).

SUMMARY OF THE GIFTS AND ENTERTAINMENT POLICY OF THE CAPITAL GROUP COMPANIES

The Capital Group Companies, Inc. and its affiliates (CRMC, CRC, CGTC, etc.) have always been concerned that our associates maintain the very highest ethical standards when conducting business. Given our recent dramatic growth, it seems appropriate at this time to review with associates our guidelines regarding gifts and entertainment.

THE FOCUS OF INTERACTION SHOULD ALWAYS BE ON IMPROVING THE BUSINESS RELATIONSHIP. ACCORDINGLY, WE EXPECT OUR ASSOCIATES TO OBSERVE THE FOLLOWING
PRACTICES:

         - Personal gifts are discouraged and should not be accepted if individually or over the course of a year they exceed $100.

         - Tickets to events should only be accepted if the outside party will be accompanying the associate. Before accepting any ticket(s) associates should 1) obtain permission from their supervisor regardless of value and 2) report all tickets accepted on the quarterly reporting form. If the value of the associate's ticket(s) exceeds $200 he or she should review the matter with his or her supervisor and the Committee before accepting.

         - Business meals should not be repetitive or extravagant. Again, if the value of the associate's meal is expected to exceed $200, the matter should be discussed with the associate's supervisor and the Committee.

         - While we understand that our associates may solicit political or charitable contributions from various people in the business community, our associates should not allow a present or anticipated business relationship to become a factor in soliciting contributions.

These guidelines have been developed in conjunction with the Investment Company Institute's recommendations regarding gifts and entertainment, and are not meant to discourage productive relationship building. Please feel free to contact Kristine Nishiyama (213/486-9652), Michele Yang (213/486-9001), or Ken Gorvetzian (213/486-9253), if you have any questions.

                               M E M O R A N D U M


To:      All Associates Subject to The Gifts and Entertainment Policy

From:    The Gifts and Entertainment Policy Committee

Subject: Additional Clarification Regarding The Gifts and Entertainment Policy




         As a result of many questions received by the staff of The Gifts and Entertainment Policy Committee, we are providing the following questions and answers to aid associates in interpreting the policy. If you have any questions, please contact Kristine Nishiyama (ext. 99652), Michele Yang (ext. 99001), or Ken Gorvetzian (ext. 99253).


1.   Q.   Anne Associate (and her spouse) are invited to go to dinner at "The
          Ritz" (a fairly expensive restaurant) and then to the theater by a representative of ABC Company, which does business with The Capital Group Companies. The representative and his spouse will be in attendance as well. The cost for dinner will probably run around $70 per person. The theater tickets cost $50 per person. Does Anne need to receive approval from The Gifts and Entertainment Policy Committee before attending the event?

     A. Yes. Attendance at an event or series of events that are related and have a single sponsor should be aggregated for purposes of calculating value. Therefore, although the cost of dinner (an item of entertainment) would be approximately $140 for Anne and her spouse, and the cost of theater tickets (also an item of entertainment) would be $100 (neither of which alone would exceed the $200 trigger level for Committee pre-approval), the amounts should be aggregated when considering whether it is necessary to obtain Committee approval. (Note that Anne must include the value received by her spouse in determining the value of the entertainment event.)


2.   Q.   Same facts as Question 1, except the representative and spouse of ABC
          Company are not in attendance. Would Anne be able to accept the dinner and theater tickets?

     A. No. The dinner and tickets would be considered a gift and would be subject to the $100 limit, however, she would not be able to accept any additional gifts from ABC Company because she would have met her $100 annual aggregate gifts limit.

3.   Q.   Antonio Analyst goes on a research visit to XYZ Company. XYZ offers to pay for Antonio's hotel expenses and meals, including a "black tie" dinner at which the senior executives of XYZ Company will be present. Would it be appropriate to allow XYZ Company to pay for these items?

     A. Generally, it is not appropriate for a company to pay for hotel accommodations during a research visit -- these expenses should be paid for by the appropriate Capital Group company. Meals offered at an outside restaurant at which no representative of the company is present generally should also be paid for by the appropriate Capital Group company. However, meals with representatives of the company or that are eaten on the company's premises during a research visit are always acceptable.

4.   Q.   Antonio Analyst goes on a research visit to ABC Company in Indonesia.
          Because it is generally very difficult to find a taxi cab with drivers who understand English who can take Antonio to ABC Company and to the various plants that Antonio will need to visit, ABC Company offers to provide a company car and driver to Antonio. Would it be appropriate to accept this transportation?

     A. Probably. Although the analyst should try to pay if possible, transportation incidental to a research visit where commercial transportation is difficult to procure, or unavailable, or impractical is generally acceptable. However, the analyst should check with his/her research manager (preferably) before the transportation is accepted. (If it is not practical to check in advance, the analyst should inform his/her research manager afterwards.)

5.   Q.   Astrid Analyst (an associate in LAO) goes on a research visit to BBB
          Company in London. BBB Company offers to fly Astrid to London in the company jet. Would it be appropriate to accept this transportation?

     A. Probably not. Commercial transportation from Los Angeles to London is available and should be paid for by the appropriate CG company. If special circumstances exist or there are business reasons for accepting such transportation (e.g., the CEO of BBB Company will also be traveling on the plane), the analyst should check with the Committee or his/her research manager.

6.   Q.   Sally (an AFS shareholder service representative) spends a lot of time answering questions and helping a shareholder process a redemption request. Sally receives a "thank you" card from the shareholder with a gift certificate for $100 at a local department store. May Sally accept this gift certificate?

     A. In the event the shareholder sends an unsolicited gift (even in the form of a gift certificate or gift catalogue), Sally may accept the gift provided it is within the limit and is reported to her supervisor (and on the reporting form if she is required to complete one). However, employees may not accept gifts in the form of cash or checks.

7.   Q.   Arnold Associate has two friends, April and Barney, who work at ABC
          Printing Company, a company with which The Capital Group Companies (and, specifically, Arnold's department) does business. April is a close college friend with whom Arnold has been exchanging gifts since before they joined their respective companies. Barney is a friend that Arnold met by virtue of having worked with him at ABC through the years and with whom Arnold has been exchanging gifts for the last couple years. For his birthday, April and Barney each send Arnold a gift basket worth $150 per basket. May Arnold accept the gift baskets?

     A. In the case of April, it is entirely appropriate for Arnold to accept the basket since Arnold and April have a personal friendship that is separate from their business relationship (and their relationship pre-dates the business relationship). In addition, gifts arising from such personal relationships are outside the scope of the policy and need not be reported.

          The gift from Barney presents a more difficult situation since there is no independent relationship. However, the "personal gift" may be accepted if, for example, Arnold and Barney would most likely exchange gifts even if one ceased to work for his respective company and the value of the gifts exchanged are comparable. In order for a gift to be treated as a "personal gift," there must be reciprocity of gift giving; i.e., there should be a true exchange of gifts between the individuals and the gifts should be comparable in value.

8.   Q.   Mike Manager and Anne Associate each receive from an outside vendor a large gift basket filled with Dom Perignon champagne, Beluga caviar, and Godiva chocolates. Both baskets are meant to be shared by the department, and since there are a number of associates in the department, the value per associate would be less than $100. Mike Manager decides that, under the circumstances, the gift is extravagant and sends the basket he received back to the vendor. In addition, he informs Anne of his assessment of the situation and suggests that she return the one sent to her as well. Was Mike's decision to return the baskets consistent with the policy (even though the value was within policy limits when divided by the number of associates in the department)?

     A. Yes. Although a gift to a department may technically be within the "$100 per associate" limit, it is never appropriate to accept a gift that may be extravagant. Where there is a question, the department manager may make the decision as to what is "extravagant" or may contact the Committee for guidance (for example, in some limited situations, it may be appropriate to accept the gift and raffle the items off to associates, but the ultimate decision rests with the department manager and/or the Committee).

9.   Q.   Ashley Associate, an analyst in Geneva, receives a fine leather briefcase worth approximately $500 during the holidays from an Asian brokerage firm. Ashley believes it would be impolite to return the briefcase. What should Ashley do with the briefcase?

     A. The briefcase should be turned over to the Committee. The Committee will either donate the briefcase to charity or auction the briefcase off to associates with the proceeds going to charity.

10.  Q.   Christopher Computer Programmer is attending an educational seminar sponsored by IBM. IBM is paying the attendance fee for all of its large corporate clients that have IBM systems. Is this permissible?

     A. Yes. A sponsor of a conference or educational seminar may pay an associate's attendance fee regardless of the cost, provided the sponsor is paying the fee for all attendees similarly situated (i.e., others in addition to CGC associates). This would not be considered a gift or entertainment subject to the policy, so it would not have to be reported. Note that if the conference requires travel and hotel expenses, CGC should pay for these costs. In addition, the associate may attend dinners or other entertainment events sponsored by the hosting company or other entities attending the conference.

11.  Q.   Alex Analyst, along with 49 other CGC analysts and traders, are invited to dinner at a fine dining restaurant by Bob Broker of XYZ Brokerage firm. Bob and one other broker will be attending and dinner will cost XYZ approximately $125 a person. Should Alex and the other 49 analysts and traders accept the invitation?

     A. Everyone should decline the invitation. Although Bob and another broker would be attending the dinner, CGC associates would predominate, making the ratio of broker to CGC associate 25:1. The opportunity to cultivate a business relationship with the brokers and have a meaningful conversation with each of them is significantly reduced. Thus, most associates would essentially be there only for the meal, converting what would seem to be entertainment into a gift to each associate that exceeds the $100 limit. However, if the dinner were less than $100 per person, the individuals could accept the invitation but should report it. Note that acceptance assumes that any particular individual has not received other gifts during the year from XYZ, that together with the dinner exceeds the $100 limit from any one source during a one year period.

12.  Q.   Amanda Analyst, who is based in the LAO, has been invited by Sunshine,
          Inc., a company Amanda follows, to attend The Masters golf tournament in Augusta, Georgia. Sunshine's invitation includes transportation on Sunshine's corporate jet, lodging in a five-star hotel, tickets to attend all four days of the golf tournament, and a dinner with executives of Sunshine the first night of the tournament. Except for the dinner, there would be no other planned activities with Sunshine, and Amanda would be on her own after the first night. The total cost of the trip is around $2,000. However, Amanda has followed the company for a number of years and has developed a close relationship with management. Thus, she believes it would be embarrassing to decline the invitation or reimburse Sunshine for any of the costs. Can Amanda accept the invitation?

     A. As this is entertainment over the $200 limit, Amanda should raise the issue with the Gifts & Entertainment Committee and discuss the matter with her supervisor. Amanda will most likely be asked to decline the invitation or, if appropriate, have CGC pay for the trip. However, if Amanda is truly uncomfortable declining the invitation or having CGC reimburse Sunshine, another option might be for Amanda to personally contribute an amount at least equal to the cost of the trip to a charity in Sunshine's name. It would also be appropriate for Sunshine to pick the charity, so that the contribution would more likely go to a charity Amanda would normally not contribute to.

13.  Q.   Abe Accountant and his spouse are invited to dinner and opening night at the opera by an auditor at DTPW Accounting firm. Abe works very closely with the auditor and the firm. Tickets to the opera are $150/each. May Abe accept the invitation to dinner and the opera?

     A. Because the value of entertainment exceeds $200 Abe must obtain pre-approval from the Committee. Given the business relationship between Abe, the auditor, and the accounting firm and the opportunity to further develop these relationships Abe would most likely be given approval to attend dinner and the opera. However, Abe should consider having CGC pay for dinner. By doing this the value of the opera tickets will be offset by the cost of the dinner, arguably negating any perception of a conflict of interest.

14.  Q.   Arthur Analyst follows Nintendo as part of his research
          responsibilities. Nintendo has just released a new game platform, valued at $200, and sends a complimentary one to Arthur to demo. May Arthur keep the game?

     A. Analysts should speak with their research director regarding product samples whose value exceeds the $100 gift limit to determine whether there is a clear business purpose to accept the sample. Depending on the facts and circumstances there are various options for dealing with product samples, including: 1) returning the product immediately; 2) trying the product out for a while then returning it; 3) keeping the product and having CGC reimburse the company who gave it; or 4) keep the product.

15.  Q.   Marcia, a meeting planner for CGC, coordinates things such as travel arrangements, meeting locations, and catering for large CGC meetings or events. In connection with an event she is organizing for the company, Marcia books 100 hotel rooms at Spa Resort. The resort, happy about the business, offers Marcia a two-night stay in their resort. May Marcia accept the gift?

     A. No; Marcia should decline the resort's offer for a two-night stay. Marcia should not personally benefit from a clear gift that is being given in gratitude for something Marcia was required to do as part of her job. However, if Marcia needed to determine whether the hotel was suitable for a meeting it may be appropriate for her to stay in the hotel for a reasonable time period and in a room similar to one that would be used by meeting attendees.

16.  Q.   Larry Lawyer is invited to speak at a conference in Bermuda on mutual fund regulations, an area of law he has become an expert on while working at CGC. The sponsor of the conference is a printing company that Larry works with and has offered to pay for Larry's transportation and lodging and will pay him a $1,000 speaker's fee. The conference will take place during the work week. Can Larry speak at the conference, accept the speaking fee and the sponsor's offer to pay for transportation and lodging?

     A. First, the potential for a conflict of interest is the main consideration in determining whether Larry can accept the sponsor's offer to pay for transportation and lodging. In this situation, the sponsor is a printing company or vendor Larry works with on occasion. There is a potential conflict of interest because of the printing company's interest in doing printing or related work for CGC. Consequently, it would not be appropriate for the printer to pay for Larry's transportation and lodging. If, however, the sponsor of the conference was a professional or trade association (i.e., the National Association of Securities Dealers or the Investment Company Institute) it would be appropriate for them to pick up Larry's transportation and lodging because there is no potential for a conflict of interest.

          Second, Larry should discuss with his supervisor whether it would be appropriate for him to speak at the conference and accept the speaker's fee. Considerations in making this decision include whether this is something work related or whether it is akin to part-time employment, and whether Larry would be speaking during company time (which is the case here) or is taking vacation time. One alternative to accepting a speaker's fee or honorarium is to donate the money to charity.

                                                            RETURN TO CAR/LAO/34
                                                                   NO LATER THAN
                                              10 DAYS AFTER CALENDAR QUARTER END

                        THE CAPITAL GROUP COMPANIES, INC.
                  GIFTS AND ENTERTAINMENT POLICY REPORTING FORM

/ / I HAVE NO GIFTS OR ENTERTAINMENT EXTENDED OR RECEIVED TO REPORT.

                              GIFTS EXTENDED BY YOU OR RECEIVED BY YOU
----------------------------------------------------------------------------------------------------
                                                                           ESTIMATED COST
                                                                 -----------------------------------
              DESCRIPTION OF GIFT AND NAME OF INDIVIDUAL AND     EXTENDED BY YOU     RECEIVED BY YOU
DATE                           ORGANIZATION                           (US$)               (US$)

Please report any individual gift or series of gifts from the same source having a value of $50 or more. You are encouraged to report all gifts regardless of value. Department manager should report department gifts.

               BUSINESS MEALS AND/OR ENTERTAINMENT EXTENDED BY YOU OR RECEIVED BY YOU
----------------------------------------------------------------------------------------------------
                                                                           ESTIMATED COST
                                                                 -----------------------------------
         DESCRIPTION OF BUSINESS MEAL OR ENTERTAINMENT AND       EXTENDED BY YOU     RECEIVED BY YOU
DATE            NAME OF INDIVIDUAL AND ORGANIZATION                   (US$)               (US$)

Please report any items of entertainment having a value of $75 or more. You are encouraged to report all items of entertainment regardless of value. You are required to preclear any item of entertainment having a value in excess of $200. YOU NEED NOT REPORT ITEMS THAT ARE REIMBURSED BY THE COMPANY.

                                                                       Signature

CODE OF CONDUCT

The Capital Group Companies, Inc., its subsidiaries, and all employees shall maintain the highest ethical standards in the conduct of our business. An underlying principle of this policy is that our own interests are never to be placed ahead of those of our clients.

We conduct a service business which is founded upon our reputation for integrity. The highest standards of honesty and integrity must be observed irrespective of whether lesser standards are followed elsewhere through business or community custom. If laws or regulations are difficult to interpret, employees should seek advice from the Legal Department.





SUMMARY OF THE GIFTS AND ENTERTAINMENT POLICY OF THE CAPITAL GROUP COMPANIES

The Capital Group Companies, Inc. and its affiliates (CRMC, CRC, CGTC, etc.) have always been concerned that our associates maintain the very highest ethical standards when conducting business. Given our recent dramatic growth, it seems appropriate at this time to review with associates our guidelines regarding gifts and entertainment.

THE FOCUS OF INTERACTION SHOULD ALWAYS BE ON IMPROVING THE BUSINESS RELATIONSHIP. ACCORDINGLY, WE EXPECT OUR ASSOCIATES TO OBSERVE THE FOLLOWING
PRACTICES:

     - Personal gifts are discouraged and should not be accepted if individually or over the course of a year they exceed $100.

     - Tickets to events should only be accepted if the outside party will be accompanying the associate. Before accepting any ticket(s) associates should 1) obtain permission from their supervisor regardless of value and 2) report all tickets accepted on the quarterly reporting form. If the value of the associate's ticket(s) exceeds $200 he or she should review the matter with his or her supervisor and the Committee before accepting.

     - Business meals should not be repetitive or extravagant. Again, if the value of the associate's meal is expected to exceed $200, the matter should be discussed with the associate's supervisor and the Committee.

     - While we understand that our associates may solicit political or charitable contributions from various people in the business community, our associates should not allow a present or anticipated business relationship to become a factor in soliciting contributions.

These guidelines have been developed in conjunction with the Investment Company Institute's recommendations regarding gifts and entertainment, and are not meant to discourage productive relationship building. Please feel free to contact Kristine Nishiyama (213/486-9652), Michele Yang (213/486-9001), or Ken Gorvetzian (213/486-9253), if you have any questions.